Exhibit 99.1

Letter of Resignation
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I, John V.  Childers,  hereby  formally  resign my commission as a Member of the
Board of Directors for Wade Cook Financial Corporation.

Dated this 9th day of October 1998.



/s/ John V. Childers
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John V. Childers

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